Exhibit 10.4
April 16, 2007
Ms. Maxine Syrjamaki
3006 Queensbury Drive
Los Angeles, CA 90064
Dear Maxine:
     This letter agreement and release (the “Agreement”) confirms our understanding and agreement with regard to your retirement and the termination of your employment with Jefferies & Company, Inc. (the “Company”):
     1. You are retiring from the Company and your employment with the Company will terminate effective July 31, 2007 (the “Termination Date”). Effective on the Termination Date, you are also resigning from all positions with any and all affiliates of the Company.
     2. Your total and final payment and benefits from the Company shall be as follows:
          (a) Regardless of whether you sign this Agreement:
(i)	You will receive your regular salary on a normal pay period cycle through and until July 31, 2007.

(ii)	Your comprehensive life, accidental death and dismemberment and long and short term disability insurance benefits and all other benefits will cease as of July 31, 2007. You may have conversion privileges under some of these benefits programs. Please contact People Services for details.

(iii)	Subject to Section 2(b)(ii) below, your coverage under the Company’s group medical and dental insurance programs will cease as of July 31, 2007. You may be eligible for continued coverage under these programs pursuant to COBRA at your own expense. Specific information regarding COBRA continuation will be sent to you separately.

(iv)	You will cease participating in the Company’s 401(k), profit-sharing, pension, ESOP, stock purchase plan, restricted stock award plan, deferred compensation plan and all similar plans in which you participated or for which you were eligible as of July 31, 2007. You retain your right to benefits you have earned and are entitled to, if any, through July 31, 2007. Specific information concerning those plans in which you participated will be forwarded to you separately.

(v)	You will be reimbursed for approved and authorized out-of-pocket expenses incurred through the date of termination of your employment provided you submit appropriate expense reports no later than August 15, 2007.
          (b) Provided that (x) you execute this Agreement by May 7, 2007, (y) you execute a similar agreement (the “Second Agreement”), which will be provided to you promptly after the Termination Date releasing any potential claims as of the date of execution of the Second Agreement (this Agreement and the Second Agreement are collectively referred to as the “Separation Agreements”) and (z) there is no breach of either of the Separation Agreements at the time any of the payments referenced herein is to be made or at the time any benefit referred to herein is to be provided, and in consideration for your waiver and release in paragraph 4(a) below:
(i)	The Company will provide you with a lump sum payment of $537,000.00 (the “Separation Payment”), less statutory deductions for all applicable federal and state taxes and withholding. The Separation Payment includes, but is not limited to, any severance payment to which you might otherwise have been entitled pursuant to Company policy, and any discretionary bonuses through the effective date of the termination of your employment. The Separation Payment shall be made ten days after the Second Agreement becomes effective in accordance with its terms.

(ii)	You may elect to be covered as a “retiree” under the Company’s group medical and dental insurance programs, rather than to be covered under COBRA. This continued coverage shall be available at your own expense. This continued coverage shall be subject to and in accordance with the terms of the documents governing the program and will be on the same terms and conditions as the coverage is made available to other retirees of the Company.

(iii)	Provided that the conditions set forth above have been met, the following grants of restricted stock and restricted stock units (“RSUs”) of Jefferies Group, Inc. will not be forfeited upon the termination of your employment, but will continue to vest in accordance with the terms and conditions set forth in the Restricted Stock Agreement and the Restricted Stock Unit Agreements governing those grants subject to the following. The restricted stock and the RSUs will continue to vest provided (a) there is no breach of the terms and conditions of the Restricted Stock Agreement or the Restricted Stock Unit Agreements and (b) the conditions set forth therein for the continued vesting of the restricted stock and the RSUs are complied with through the respective vesting dates of the restricted stock and the RSUs. For the avoidance of doubt, if there is a Forfeiture Event as defined in the Restricted Stock Agreement or the Terms and Conditions of Restricted Stock Units (including but not limited to your going to work for a competitor of the Company) prior to the time the restricted stock and the RSUs described herein have fully vested, all restricted stock and RSUs which have not yet vested as of the date of such Forfeiture Event will be forfeited. You acknowledge and agree that you are responsible for the payment of all taxes and withholding on the RSUs/shares which have vested and/or are distributed to you. Provided that the conditions set forth herein are complied with, the restricted stock and RSUs which are eligible to continue to vest are as follows:
(A)	1,490 RSUs granted on January 18, 2005, which remain unvested as of the date of your termination and which will not fully vest until January 18, 2010; and

(B)	3,544 RSUs granted on December 29, 2005, which remain unvested as of the date of your termination and which will not fully vest until December 29, 2010.

(C)	The 7,054 shares of restricted stock granted on January 17, 2007.
          (c) Notwithstanding anything contained in any of the foregoing, any severance or other payment hereunder that would be payable within less than six months following your termination of employment will be delayed where necessary to avoid tax penalties under Section 409A of the Internal Revenue Code, to the date that is six months after your termination of employment. For this purpose, termination of employment shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation).
     3. You understand and agree that you are receiving compensation, payments and/or benefits under this Agreement which is in excess of those to which you are now or in the future may be entitled from the Company or Releasees (as that term is defined below). Other than as set forth herein, you will not receive compensation, payments or benefits of any kind from the Company or Releasees (as that term is defined below), and you expressly acknowledge and agree that no other amounts are due to you.
     4. In exchange for the compensation, payments, benefits and other consideration provided to you pursuant to this Agreement, you agree as follows:
          (a) To the fullest extent permitted by law, you waive, release and forever discharge the Company and Releasees from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, arising out of or relating in any way to your employment relationship with the Company and Releasees or other associations with the Company and Releasees or any termination thereof. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the California Fair Employment and Housing Act, and the California Labor Code, including all amendments to any of the foregoing.
          (b) Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of: (i) any claim or right you may have under COBRA or under any qualified pension or retirement plan; (ii) any claim or right you may have for unemployment insurance benefits; (iii) any claim or right that may arise after the execution of this Agreement; (iv) any claim or right you may have under this Agreement, or (v) any right to indemnification you may have as a director or officer of the Company pursuant to applicable law or the Company’s By-Laws.
          (c) For purposes of this Agreement, the term “the Company and Releasees” includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and the Company’s and their past, present and future officers, directors, shareholders, representatives, agents and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Agreement shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.
          (d) You expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:
SECTION 1542. CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company and Releasees, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor at the time of execution hereof, and that this Agreement and Release contemplates the extinguishment of any such claim or claims.
     5. Nothing contained in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of you or the Company or Releasees, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity. The Company expressly denies any wrongdoing of any kind in regard to your employment or your termination.
     6. Subject to paragraph 10 below:
          (a) Unless you shall first secure the Company’s written consent, you shall not directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any trade secrets, proprietary computer software and programs, and other confidential and proprietary information and materials of or about the Company and Releasees and their operations and customers, including any confidential and proprietary information and materials of which you became aware or informed during your employment with the Company (“Company Proprietary Information”). Such Company Proprietary Information is and shall continue to be the exclusive proprietary property of the Company and Releasees.
          (b) For a period of one year from the termination of your employment with the Company, without the written consent of the Company, you shall not solicit or hire away, or attempt to solicit or hire away any employees of the Company, either for your benefit or for the benefit of any other person or entity.
          (c) You will not issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against the Company or the Releasees.
     7. You shall return to the Company no later than July 31, 2007, any and all original and duplicate copies of all your work product and of files, calendars, books, records, notes, notebooks, customer lists and proposals to customers, manuals, computer disks, diskettes and any other magnetic and other media materials you have in your possession or under your control belonging to the Company or Releasees or containing confidential or proprietary information concerning the Company or Releasees or their customers or operations (“Company Information”).
     8. You acknowledge and agree that, by virtue of the various positions that you have held with the Company and Releasees, your assistance may be required, whether in connection with formal or informal investigations, court proceedings, arbitrations and other forms of actions, and whether by the Company and Releasees or any third party. Therefore, you agree to provide such assistance to the Company or Releasees in connection with such investigations, proceedings, arbitrations and actions as may be requested of you from time to time.
     9. You agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.
     10. Notwithstanding the foregoing, you understand that nothing in this Agreement shall prohibit or restrict any party hereto or such party’s attorneys from participating, cooperating or assisting in any action, investigation, or proceeding brought by or with any governmental agency or legislative body, any self-regulatory organization, or the Company’s Legal Department; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the disclosing party gives prompt written notice to the other party so as to permit such other party to protect such party’s interests in confidentiality to the fullest extent possible. You acknowledge and agree, however, that pursuant to paragraph 4(a), you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, investigation or proceeding.
     11. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.
     12. In the event you breach any of the provisions of paragraphs 6 through 9 of this Agreement, you agree that the Company will be entitled to all appropriate remedies and damages, including but not limited to seeking the return of all compensation, payments and benefits provided for in this Agreement. You recognize that money damages will not be adequate to compensate the Company or to protect and preserve the status quo. Therefore, you expressly consent to the issuance of a temporary restraining order and/or a preliminary injunction, by any court or arbitral forum of competent jurisdiction to prohibit the breach of those provisions of this Agreement.
     13. Except as provided in paragraph 12 of this Agreement, any controversy or claim arising out of or relating to your employment or this Agreement will be settled by arbitration before the NASD in accordance with its rules. The award rendered in arbitration shall be final and binding, and judgment upon the award entered by the arbitrator(s) may be entered in any court of competent jurisdiction. In addition, you agree to stipulate, upon request by the Company, to expedited hearing procedures for such arbitration. You acknowledge that a court or an arbitration panel can issue an injunction to maintain the status quo pending the outcome of any arbitration proceeding that may be initiated, and further, that the propriety of temporary and preliminary injunctive relief will be decided by a court and not by an arbitration panel should the Company in its sole discretion elect to seek such relief in court. This arbitration agreement applies (but is not limited) to statutory discrimination, harassment, retaliation and whistleblower claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment

Act, the Americans with Disabilities Act, or any other federal, state or local discrimination, wage payment, whistleblower or fair employment practices law, statute or regulation, or common law rules. You understand and agree that by entering into this agreement, you are waiving any right to file a lawsuit or to have a jury trial over any claim covered by this agreement, any right to bring or litigate any such claim as a class or collective action, and any right to act as a class representative or to participate as a member of a class of claimants with respect to any such claim.
     14. This Agreement shall be subject to and governed by and interpreted in accordance with the laws of the State of California without regard to conflicts of laws principles. This Agreement contains the entire agreement between us and supersedes and terminates any and all previous agreements between us, whether written or oral. All prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.
     15. In the event that, any one or more provisions (or portion thereof) of this Agreement is held to be invalid, illegal or unenforceable for any reason, you and the Company agree that the relevant provision (or portion thereof) shall be construed or modified so as to provide the Company with the maximum protection that is lawful and enforceable, consistent with the intent of the Company and you in entering into this Agreement. If the relevant provision (or portion thereof) cannot be construed or modified to render it lawful and enforceable, the unlawful or unenforceable provision shall be construed as narrowly as possible and shall be severed from the remainder of the relevant provision(s) and the remainder of this Agreement shall be given full force and effect.
     16. This Agreement shall inure to the benefit of and shall be binding upon (a) the Company, its successors and assigns, and any company with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets and (b) you and your executors, administrators, heirs and legal representatives. You may not sell or otherwise assign your rights, obligations, or benefits under this Agreement and any attempt to do so shall be void.
     17. All notices in connection with or provided for under this Agreement shall be validly given or made only if made in writing and delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:
     If to you, addressed to:
Maxine Syrjamaki
3006 Queensbury Drive
Los Angeles, California 90064
     If to the Company, addressed to:

Judith Kester
Jefferies & Company, Inc.
11100 Santa Monica Boulevard, 11th Floor
Los Angeles, CA 90025
or at such other address as either party may designate to the other by notice similarly given. Notice shall be deemed to have been given upon receipt in the case of personal delivery and upon the date of mailing in the case of mail.
     18. You acknowledge and agree that:
          (a) You have entered into this Agreement knowingly and voluntarily.
          (b) You have read and understand this entire Agreement.
     19. If this Agreement conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement in the space provided below and returning the signed Agreement to Judith Kester, at the address indicated above on or before May 7, 2007. Once you have signed the Agreement, you will then be permitted to revoke this Agreement at any time during the period of seven days following its execution by delivering to Judith Kester at the address indicated above a written notice of revocation. If you wish to revoke this Agreement, the notice of revocation must be received by the Company no later than the eighth day following your execution of this Agreement. This Agreement will not be effective or enforceable and no benefits shall be provided hereunder unless and until the seven-day revocation period has expired without your having exercised your right of revocation. In the event that you fail to execute and return this Agreement on a timely basis, or you execute and then elect to revoke this Agreement, this Agreement will be of no force or effect, and neither you nor the Company will have any rights or obligations hereunder. The Company advises you to consult with an attorney prior to signing this Agreement.

Sincerely, JEFFERIES & COMPANY, INC.
By:	/s/ Melvin W. Locke, Jr.
Melvin W. Locke, Jr.

THIS AGREEMENT IS A LEGAL DOCUMENT. YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.
BY SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE AND AFFIRM THAT:
     1. YOU ARE COMPETENT;
     2. YOU WERE AFFORDED A REASONABLE TIME PERIOD OF AT LEAST 21 DAYS TO REVIEW AND CONSIDER THIS AGREEMENT WITH AN ATTORNEY OF YOUR CHOICE;
     3. YOU HAVE READ AND UNDERSTAND AND ACCEPT THIS DOCUMENT AS FULLY AND FINALLY RESOLVING, WAIVING AND RELEASING ANY AND ALL CLAIMS AND RIGHTS WHICH YOU MAY HAVE AGAINST THE COMPANY AND RELEASEES (AS DEFINED ABOVE), INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS AND RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT;
     4. NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH IN THIS AGREEMENT, AND
     5. YOU HAVE SIGNED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS.

ACCEPTED AND AGREED:
/s/ Maxine Syrjamaki	April 18, 2007
Maxine Syrjamaki	Date